Exhibit 99.2

@NFX is periodically published to keep shareholders aware of current operating activities at Newfield. It may include estimates of expected production volumes, costs and expenses, recent changes to hedging positions and commodity pricing.

April 26, 2006

This edition of @NFX includes:

•	Update on recent drilling programs
•	Update on key development projects
•	Update on hedging activity

First Quarter 2006 Drilling Activity *

	NFX Operated	Non Operated	Gross Wells	Dry Holes
Mid-Continent**	89	31	120	2
Rocky Mountains	55	2	57	2
Onshore GC	17	3	20	4
GOM	8	1	9	1
International	2		2	1
Total:			*208	10
*Represents a 95% success rate
**This drilling activity report chart also includes coal bed methane wells in the Mid-Continent.

Focus Area Updates

MID-CONTINENT

In the first quarter of 2006, we drilled 28 operated wells and are currently operating 11 drilling rigs. There are 25 operated wells that have been completed or are in various states of completion.

The Woodford Shale
Located in Pittsburg, Hughes and Coal Counties, Oklahoma in the Arkoma Basin, the WACCAWH intervals include the Wapanucka Lime, Cromwell Sand, Caney and Woodford Shales and the Hunton Lime. We have been active in the play since 2002 and have drilled about 115 wells to date. We have amassed more than 100,000 net acres. In the first quarter of 2006, we drilled 20 wells -- eight horizontals and 12 verticals. Currently there are six rigs drilling, four of which are drilling Woodford horizontal wells.

On March 22, 2006, we issued a news release with data on three horizontal Woodford wells. An update on these wells follows:

➢	The Parker 1 H-36 well, which had initial production of more than 6 MMcf/d, has averaged 4.4 MMcf/d over the first 30 days. We have a 73% working interest in the well.

➢	The Whitlow 1 H-27 well, which had initial production of 3 MMcf/d, averaged 2.3 MMcf/d over the first 30 days. We have a 57% working interest in the well.

➢	The Reeder 1 H-10, which had initial production of 3 MMcf/d, averaged 2.2 MMcf/d over the first 30 days. We have an 80% working interest in the well.

Since March 22, we have added the following wells:

➢	The Mooney 1 H-19 well had initial production of 4.5 MMcf/d and is averaging 3.4 MMcf/d over the first 30 days. We have an 82% working interest in the well.
➢	The Morris 1 H-21 well had initial production of 2.5 MMcf/d and has been on-line for about 10 days. We have a 74% working interest in the well.
➢
The Wilson 1 H-28 well just came on-line after fracture stimulation as did the Patterson 1 H-31. Both are still cleaning up. We have an 87% working interest in the Wilson and a 72% working interest in the Patterson.

We have an additional 6 wells drilling, of which four of these are horizontal and two are vertical. We are completing two horizontals and one vertical well.

Based on our success with the horizontal drilling program, we are making plans to increase our drilling activity. We now expect to drill about 75 wells in the play in 2006 of which more than 50 will be Woodford Shale horizontal wells. Current gross operated daily production from the area is 41 MMcfe/d.

Texas Wash Play
We are operating four rigs in the Texas Panhandle side of the Wash Play. Three of the rigs are in Stiles Ranch Field and one is in the Briscoe Area in Wheeler County. Targets are the Marmaton, Cherokee, Redfork and Atoka Washes. Two wells at Stiles Ranch recently began production-- the Britt 36-6 is on-line at 4.6 MMcf/d and the Britt Ranch E 8-6 is on-line at 3.8 MMcf/d. Two additional wells are completing and production is expected in the next several weeks. Our working interest in Stiles Ranch is 100%. Current gross operated daily production in the Texas Wash play is 37 MMcfe/d.  For 2006, we plan to drill 30 -- 35 operated wells in the Texas Wash play.

ROCKY MOUNTAINS

Monument Butte
Development of our giant Monument Butte Field continued in the first quarter of 2006 with the drilling of 48 wells. We have four rigs running in the field and expect to drill about 220 wells in 2006. Gross production from the field is approximately 10,000 BOPD. We recently secured a water source agreement allowing for water access for the life of the field.

ONSHORE GULF COAST

During the first quarter, our Onshore Gulf Coast team drilled 16 successful wells out of 20 attempts. We have seven operated rigs running along the Gulf Coast and are participating in two outside-operated wells. We have grown our net production from about 180 MMcfe/d at year-end 2005 to more than 200 MMcfe/d.

Sarita Field, South Texas
In October 2005, we signed a joint venture with ExxonMobil covering 52,000 acres in three South Texas counties. Since that time, we have drilled five successful wells - three of which are on-line. All of the wells are located in the Sarita Field in Kenedy County. Newfield will have a 50% interest in the three wells drilled to date. Under this joint venture, we expect to operate 2-3 drilling rigs for the next several years.

The S.K. East B-70, drilled to a depth of 17,100’, was a significant exploration discovery. The well found pay in multiple formations. Additional drilling locations include the S.K. East B-71 and the S.K. East B-72. These three wells have a combined production of approximately 30 MMcfe/d.

Two additional wells are currently being completed - the S.K. East B-73 and the S.K. East B-74. Two wells are currently drilling.

Val Verde Basin
Our gross production in the Val Verde Basin recently hit a new high of 65 MMcfe/d. We expect to operate 2-3 drilling rigs in this area throughout 2006.

We recently drilled and completed the Whitehead 7402 in the Four Mills area of Val Verde County. The Whitehead 7402 tested at 8 MMcf/d gross. The Poulter 3402 initially tested at 10 MMcf/d gross. The 3402 and several other successful wells were offsets from the original Poulter 3501 that we drilled in October of 2004 and found 78’ of pay. In the Vinegarone East field, we successfully drilled 3 Canyon Sand wells and also found deeper Ellenberger pay on the Newby 1-4 that tested at 6 MMcf/d gross. We are currently completing all three.

Central Texas
We recently completed two development wells in the Provident City area of Lavaca and Colorado Counties -- the EPC 1-3 and an offset, the Baber Estate #1. These wells have a combined gross production of 14 MMcfe/d. We operate both wells with a 100% working interest.

GULF OF MEXICO

In the first quarter of 2006, we drilled eight successful wells out of nine attempts. Of the successful wells, six were located in the traditional shelf plays and two were deep shelf discoveries. We have a three-rig drilling program ongoing on the shelf and plan to drill an additional 10 conventional shelf wells and an additional 3 deep shelf wells during 2006.

Our Gulf of Mexico infrastructure continues to recover from last year’s hurricanes. We have current deliverability of about 240 MMcfe/d. Nearly all of our shut-in production is related to third-party facilities and pipelines. We expect that our GOM production will be about 250 MMcfe/d in the next few days and 275 MMcfe/d by the end of May. We deferred approximately 8 Bcfe of net production in the first quarter due to hurricane repairs.

Deep Shelf
We drilled a deep shelf discovery at EI 182. The well was drilled to a total depth of 17,000’, and tested 6.2 MMcf/d and 400 BOPD. Production awaits installation of a new pipeline and first sales are expected in July. We have a 67% operated interest.

Our second deep shelf discovery was at Grand Isle 3, which was drilled below 17,000’ and found more than 120’ of net gas pay. The field is under development and we expect to have initial production in the fourth quarter of 2006. We have a 50% interest in the well.

Deepwater
Our storm-related production deferrals were partially offset with first production from our Rigel deepwater development. Rigel came on-line in March (earlier than expected) and is producing more than 85 MMcfe/d gross. We have a 25% working interest in this outside-operated development.

We are making plans to participate in two high-potential deepwater wildcats, both of which are expected to begin drilling in the next two weeks. Grand Cayman is a sub salt prospect, located at Garden Banks Blocks 517, 518, 561 and 562 in 2,400’ of water. We will have a 10% interest in the well. Terlingua/Powerplay is located at Garden Banks Blocks 258, 302. We will have a 45% interest in the well.

INTERNATIONAL

On a percentage basis, the largest area of increase in 2006 capital spending is in our international programs. This level of investment reflects major offshore development projects in the North Sea, Malaysia and China. International production is expected to increase 300% in 2007.

U.K. North Sea
We recently drilled an appraisal well (Grove #5) in our Grove Field, located about 1 km west of our 2005 Grove well. The #5 well found a thicker pay section in the Lower Leman and the gas/water contact was encountered as predicted. This increases proved reserves in the central Grove fault block.

The #5 well helped de-risk our West Grove exploration prospect. We expect to drill West Grove in June. If successful, it would add up to 40 Bcfe to our development, as well as additional production volumes. The Grove Field is expected to commence production in late October at more than 60 MMcfe/d. We have a 100% interest in the Grove development.

Offshore Malaysia
Our Abu Field development in Malaysia is on schedule, and we expect first production in early 2007. A platform is under construction and a tanker is being converted to a FSO to allow for 15,000 -- 18,000 BOPD of gross production. We have a 50% interest in Abu.

We received approval in March on our Puteri development plan. Puteri was a 2005 discovery on PM 318 that found 200’ of oil pay. We have a rig in this field now drilling appraisal and exploratory wells. First production from Puteri is expected to commence in late 2007/early 2008. We have a 50% interest in Puteri.

Our second shallow water block is PM 323. We are developing several fields on this acreage that will add significant oil production in 2008. We submitted a Field Development Plan for our East Belumut Field and the Chermingat development plan will be filed in the first half of 2006. East Belumut and Chermingat are expected to add about 15,000 BOPD gross in 2008.

Block 2C
Technical work (including the electromagnetic survey interpretation) has been completed on Block 2C and the Talang Prospect will be drilled in the fourth quarter as the first of our two commitment wells on the block. We have a 60% operated interest in Block 2C.

China / Bohai Bay
In Bohai Bay, China, our CFD 12-1 and 12-1S Fields are preparing to begin production. We have drilled 7 development wells to date and expect to bring the fields fully on-line in the third quarter at 22,000 BOPD gross. Our share of production will be approximately 18% until our costs are fully recovered.

SECOND QUARTER 2006 ESTIMATES

Natural Gas Production and Pricing The Company’s natural gas production in the second quarter of 2006 is expected to be 47 - 52 Bcf (517 - 570 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the second quarter of 2006 is expected to be 1.7 - 1.8 million barrels (18,700 - 20,300 BOPD). Newfield expects to produce approximately 3,000 BOPD from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains is now averaging $9 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE is expected to be $55 - $60 million ($0.95 - $1.00 per Mcfe) in the second quarter of 2006. Production taxes in the second quarter of 2006 are expected to be $21 - $23 million ($0.37 - $0.42 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities. Newfield expects to record an additional business interruption insurance benefit of approximately $12 million in the second quarter of 2006. The benefit will be recorded on its income statement as a reduction to operating expenses.

General and Administrative Expense G&A expense for the second quarter of 2006 is expected to be $31 - $34 million ($0.50 - $0.60 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $14 - $16 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the second quarter of 2006 is expected to be $10 - $12 million ($0.18 - $0.20 per Mcfe). As of April 26, 2006, Newfield had no outstanding borrowings under its credit arrangements. Long-term debt consists of five separate issuances of notes that in the aggregate total $1.4 billion in principal amount. The total includes $250 million aggregate principal amount of the Company’s 8 3/8% Senior Subordinated Notes Due 2012, which have been called for redemption on May 3, 2006. Newfield anticipates that it will take a charge to second quarter 2006 earnings of approximately $26 million ($17 million after-tax) related to this early redemption of notes. Following this redemption, long-term debt will total approximately $1.2 billion. Capitalized interest for the first quarter of 2006 is expected to be about $11 - $12 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the second quarter of 2006 to be about 35 - 39%. About 60-65% of the tax provision is expected to be deferred.

Please see the tables below for our complete hedging positions.

NATURAL GAS HEDGE POSITIONS

The following hedge positions for the second quarter of 2006 and beyond are as of April 25, 2006:

Second Quarter 2006
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
13,440 MMMBtus	$8.81	—	—	—	—
7,140 MMMBtus	—	—	$8.55 — $12.60	$8.00 — $9.35	$10.50 — $20.00
5,310 MMMBtus	—	$7.44	—	$7.35 — $8.29	—

Third Quarter 2006
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
13,770 MMMBtus	$8.90	—	—	—	—
7,140 MMMBtus	—	—	$8.55 — $12.60	$8.00 — $9.35	$10.50 — $20.00
5,310 MMMBtus	—	$7.44	—	$7.35 — $8.29	—

Fourth Quarter 2006
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
7,010 MMMBtus	$8.75	—	—	—	—
12,200 MMMBtus	—	—	$9.12 — $12.36	$9.00 — $9.40	$11.00 — $15.40
1,600 MMMBtus	—	$7.35	—	$7.35	—

First Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
900 MMMBtus	$10.52
18,000 MMMBtus	—	—	$9.12 — $12.36	$9.00 — $9.40	$11.00 — $15.40

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX gas prices, net of premiums paid for these contracts (in millions).

	Gas Prices
	$5.00	$6.00	$7.00	$8.00	$9.00
2006
2nd Quarter	$87	$61	$35	$12	$(5)
3rd Quarter	$89	$63	$37	$13	$(4)
4th Quarter	$91	$67	$44	$21	$-
Total 2006	$267	$191	$116	$46	$(9)

2007
1st Quarter	$89	$68	$46	$25	$3

Approximately 30% of our natural gas production correlates to ANR/LA, 30% to Houston Ship Channel, 20% to Panhandle Eastern Pipeline and 10% to Columbia Gulf Transmission.

CRUDE OIL HEDGE POSITIONS

The following hedge positions for the second quarter of 2006 and beyond are as of April 25, 2006:

Second Quarter 2006
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
747,000 Bbls	$46.77	—	—	—	—
151,000 Bbls	—	—	$52.51 — $78.83	$50.00 — $55.00	$73.90 — $83.75
417,000 Bbls**	—	—	$45.95 — $63.27	$35.00 — $60.00	$50.50 — $80.00

Third Quarter 2006
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
753,000 Bbls	$46.83	—	—	—	—
151,000 Bbls	—	—	$52.52 — $78.84	$50.00 — $55.00	$73.90 — $83.75
480,000 Bbls**	—	—	$44.69 — $62.21	$35.00 — $60.00	$50.50 — $80.00

Fourth Quarter 2006
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
783,000 Bbls	$47.71	—	—	—	—
211,000 Bbls	—	—	$54.65 — $79.38	$50.00 — $60.00	$73.90 — $83.75
480,000 Bbls**	—	—	$44.69 — $62.21	$35.00 — $60.00	$50.50 — $80.00

First Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
240,000 Bbls	$45.22	—	—	—	—
150,000 Bbls	—	—	$55.50 — $80.41	$50.00 — $60.00	$77.10 — $83.25
870,000 Bbls**	—	—	$37.14 — $55.35	$32.00 — $60.00	$44.70 — $82.00

Second Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
241,000 Bbls	$45.29	—	—	—	—
151,000 Bbls	—	—	$55.48 — $80.40	$50.00 — $60.00	$77.10 — $83.25
879,000 Bbls**	—	—	$37.12 — $55.33	$32.00 — $60.00	$44.70 — $82.00

Third Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46 — $80.40	$50.00 — $60.00	$77.10 — $83.25
888,000 Bbls**	—	—	$37.10 — $55.31	$32.00 — $60.00	$44.70 — $82.00

Fourth Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46 — $80.40	$50.00 — $60.00	$77.10 — $83.25
888,000 Bbls**	—	—	$37.10 — $55.31	$32.00 — $60.00	$44.70 — $82.00

First Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Second Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Third Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Fourth Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

First Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
810,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Second Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Third Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Fourth Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

First Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
900,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Second Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
909,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Third Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Fourth Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

**These 3-way collar contracts are standard crude oil collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per barrel as per the table above until the price drops below a weighted average price of $29.23 per barrel. Below $29.23 per barrel, these contracts effectively result in realized prices that are on average $6.64 per barrel higher than the cash price that otherwise would have been realized.

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX oil prices, net of premiums paid for these contracts (in millions).

	Oil Prices
	$50.00	$52.00	$54.00	$56.00	$58.00	$60.00
2006
2nd Quarter	$-	$(3)	$(5)	$(8)	$(10)	$(12)
3rd Quarter	$(1)	$(3)	$(5)	$(8)	$(10)	$(12)
4th Quarter	$1	$(2)	$(5)	$(7)	$(9)	$(12)
Total 2006	$-	$(8)	$(15)	$(23)	$(29)	$(36)

2007
1st Quarter	$-	$(2)	$(4)	$(7)	$(9)	$(11)
2nd Quarter	$-	$(2)	$(4)	$(7)	$(9)	$(11)
3rd Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
4th Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
Total 2007	$6	$(2)	$(10)	$(20)	$(28)	$(36)

2008	$(2)	$(7)	$(13)	$(20)	$(26)	$(33)

2009	$(1)	$(6)	$(12)	$(19)	$(25)	$(32)

2010	$-	$(4)	$(9)	$(17)	$(24)	$(31)

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

**The statements set forth in this publication regarding estimated or anticipated second quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will be permitted to resume. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.